Exhibit 99.1

newsrelease

Headquarters Office
13737 Noel Road, Ste.100
Dallas, TX 75240
tel: 469.893.2000
fax: 469.893.8600
www.tenethealth.com

Contacts:
Media	Steven Campanini (469) 893-6321
steven.campanini@tenethealth.com
Investors	Thomas Rice (469) 893-2522
thomas.rice@tenethealth.com

Tenet Reaches Settlement with SEC on Outlier, Reserve Issues

DALLAS – April 2, 2007 – Tenet Healthcare Corporation (NYSE: THC) announced today that it has entered into a civil settlement with the Securities and Exchange Commission that will conclude the agency’s investigations into the adequacy of the company’s disclosures regarding Medicare outlier payments prior to November 2002 and the appropriateness of certain of its managed care contractual reserves.

Under the settlement, Tenet will pay a civil penalty of $10 million.  In its annual report on Form 10-K for the year ended Dec. 31, 2006, the company previously reported that it had established a reserve of $10 million in the fourth quarter to cover the expected cost of this settlement.

The civil settlement, filed today in the U.S. District Court in Los Angeles, arises from a civil complaint filed simultaneously by the SEC against Tenet and four former officers of the company, alleging violations of certain anti-fraud and disclosure provisions of U.S. securities laws.  The settlement, in which Tenet neither admitted nor denied the allegations, will resolve the SEC complaint against the company once it is approved by the court.

Since new management and a virtually new board assumed control of Tenet in 2003, the

- more -

company has undertaken dramatic changes in its operations, financial safeguards, governance and compliance.  According to independent rankings, it is now among the best U.S. companies for its commitment to strong governance and financial transparency.

“With this SEC settlement, we have now concluded all the investigations and litigation that arose after the outlier and other matters first surfaced in late October 2002,” said Peter Urbanowicz, Tenet’s general counsel.  “Tenet today is virtually a new company.  We are proud of the progress we have made in our commitment to quality care for our patients and transparency in all our operations.”

The SEC commenced a formal investigation in April 2003 of Tenet’s past disclosures regarding outlier payments, which are paid to hospitals to cover the cost of providing care to the sickest Medicare patients.  Tenet announced in April 2005 that the agency had sent it a so-called “Wells Notice,” indicating that the SEC staff had decided to recommend enforcement action against the company.

The settlement announced today also concludes a separate SEC investigation into Tenet’s accounting treatment of certain managed care contractual reserves taken at three hospitals in California before 2003.  In January 2006, the company concluded its own special internal investigation of these contractual reserves by restating certain of its financial results for prior fiscal years.

As part of the settlement, the SEC said it will seek to deposit the $10-million civil penalty paid by Tenet into a “fair fund” to be distributed to eligible individuals and entities that demonstrate losses related to the value of their Tenet shares purchased or sold between April 12 and Nov. 7, 2002.

The SEC’s civil complaint filed today also names as defendants four former officers of Tenet:  Thomas B. Mackey, former chief operating officer; David L. Dennis, former chief financial officer; Christi R. Sulzbach, former general counsel; and Raymond L. Mathiasen, former chief accounting officer.  The SEC announced that two of the four former officers have agreed to civil settlements to resolve the allegations without admitting or denying them.  Mathiasen agreed to pay a civil penalty of $240,000, to be enjoined from future violations or securities laws, and to be barred from serving as an officer or director of a public company for five years.  Dennis agreed to pay a civil penalty of $150,000

- more -

and to be enjoined from future violations of securities laws.  The SEC said the cases against Mackey and Sulzbach are pending.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services.  Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service.  Tenet can be found on the World Wide Web at www.tenethealth.com.

# # #

Some of the statements in this release may constitute forward-looking statements.  Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2006, our quarterly reports on Form 10-Q and periodic reports on Form 8-K.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.